Contact Information:
CCG Elite
Crocker Coulson, President /	China Precision Steel
Leslie Richardson, Financial Writer	Leada Li, CFO
Tel: +1-310-231-8600	Email: leadali@biznetvigator.com
Email: crocker.coulson@ccgir.com / leslie.richardson@ccgir.com

FOR IMMEDIATE RELEASE

China Precision Steel Closes $47.9 Million Financing

SHANGHAI, China, November 6, 2007 - China Precision Steel (NASDAQ: CPSL), a niche precision steel processing company principally engaged in producing and selling high precision cold-rolled steel products, announced today that it has successfully completed the sale to certain institutional investors of an aggregate of 7,100,000 shares of its common stock at a purchase price of $6.75 per share and an aggregate of 1,420,000 warrants to purchase its common stock, for gross proceeds of $47,925,000. Roth Capital Partners, LLC acted as the placement agent for this registered direct transaction.

“The market opportunity for high value ultra-thin precision steel remains strong. With this additional capital, we plan to expand our production capacity of high carbon and specialty precision steel as we build our dominant position in China and expand into international markets,” commented Dr. Wo Hing Li.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Any offering of the Company’s common stock and warrants in the United States is being made only by means of a written prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

About China Precision Steel

China Precision Steel is a niche precision steel processing company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment, and cutting medium and high carbon hot-rolled steel strips. China Precision Steel produces high precision ultra-thin and high-strength (0.03 mm to 7.5 mm) cold-rolled steel products primarily for automotive components, food packaging materials, saw blades and textile needle manufacturing companies in the People’s Republic of China. The Company’s operations are primarily located in China, with sales to Southeast Asia and Africa. For more information please visit www.chinaprecisionsteelinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which the Company is engaged; cyclicality of steel consumption including overcapacity and decline in steel prices, limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation could result in increased cost of capital as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. The Company does not assume any obligation to update the information contained in this press release.

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